Exhibit 3

2 April 2003

Company Announcements Office Australian Stock Exchange Level 4 20 Bridge Street Sydney NSW 2000	Mayne Group Limited ABN 56 004 073 410 Level 21 390 St Kilda Road Melbourne Vic 3004 Phone 61 3 9868 0875 Fax 61 3 9868 0757

Dear Sir

Mayne advises the Australian Stock Exchange that further to our announcement on 19 December, Mayne has now completed the sale of its soap business to Symex Holdings Limited.

Yours faithfully,

Mayne Group Limited

John Priestley

Company Secretary